Exhibit 10.3

REPRESENTATION AND INDEMNIFICATION AGREEMENT

by and among

ENTEGRA POWER GROUP LLC, UNION POWER LLC, GILA RIVER POWER LLC

AND TRANS-UNION PIPELINE LLC

as “Transferees”

and

TECO ENERGY, INC.

Dated: June 1, 2005

ii

EXHIBITS

Exhibit A	DISCLOSURE SCHEDULE (See Below)

DISCLOSURE SCHEDULE ITEMS

Schedule 1.1	EXCEPTIONS TO MATERIAL ADVERSE EFFECT
Schedule 2.6(a)(i)	TECO PROJECT EMPLOYEE INFORMATION
Schedule 2.6(a)(ii)	SEVERANCE BENEFITS; ACCELERATION OF PAYMENTS OR VESTING
Schedule 2.10	SENIOR EXECUTIVES’ KNOWLEDGE OF BREACH
Schedule 4.2(a)	EXISTING TECO SHAREHOLDER CLASS ACTIONS

REPRESENTATION AND INDEMNIFICATION AGREEMENT

This REPRESENTATION AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of June 1, 2005, is made by and among ENTEGRA POWER GROUP LLC, a Delaware limited liability company (“Entegra Power Group”), UNION POWER LLC, a Delaware limited liability company (“Union Power LLC”), GILA RIVER POWER LLC, a Delaware limited liability company (“Gila River Power”), TRANS-UNION PIPELINE LLC, a Delaware limited liability company (“Trans-Union Pipeline LLC” and together with Entegra Power Group, Union Power LLC, and Gila River Power, the “Transferees”), and TECO ENERGY, INC., a Florida corporation (“TECO”).

RECITALS

I. Ownership

WHEREAS, Union Power Partners, L.P., a Delaware limited partnership (“Union Power”), owns and operates an approximately 2,205 megawatt combined cycle natural gas fired generating facility located in Union County, Arkansas (the “Union Power Facility”);

WHEREAS, Panda Gila River L.P., a Delaware limited partnership (“Gila River”), owns and operates an approximately 2,145 megawatt combined cycle natural gas fired generating facility located in Gila Bend, Arizona (the “Gila River Facility”);

WHEREAS, Trans-Union Interstate Pipeline, L.P., a Delaware limited partnership (“Trans-Union”, and, together with Union Power and Gila River, the “Companies”), owns and operates an approximately 42 mile interstate natural gas pipeline interconnecting the Union Power Facility to the Sharon, Louisiana Compressor Station which is connected to the natural gas supply pipelines owned and operated by Texas Gas Transmission Corporation (the “Trans-Union Pipeline”, and together with the Union Power Facility and the Gila River Facility, the “Facilities”);

WHEREAS, each of the Companies is a wholly-owned direct or indirect subsidiary of TECO;

II. Loan Documents

WHEREAS, Union Power is a party to that certain Union Power Project Credit Agreement, dated as of May 31, 2001, among Union Power, the other Persons named as lenders therein (the “Union Power Banks”), Citibank, N.A., as Administrative Agent (in such capacity, the “Union Power Administrative Agent”), and Societe Generale, as LC Bank, as amended from time to time (the “UPP Credit Agreement”), under which principal in the amount of $685,371,540 is currently outstanding (together with interest, fees and other outstanding obligations, the “Existing Union Debt”);

WHEREAS, Gila River is a party to that certain Gila River Project Credit Agreement, dated as of May 31, 2001, among Gila River, the other Persons named as lenders therein (the “Gila River Banks” and together with the Union Power Banks, the “Banks”),

Citibank, N.A., as Administrative Agent (in such capacity, the “Gila River Administrative Agent”), and Societe Generale, as LC Bank, as amended from time to time (the “Gila River Credit Agreement”), under which principal in the amount of $777,783,494 is currently outstanding (together with interest, fees and other outstanding obligations, the “Existing Gila River Debt”);

WHEREAS, pursuant to the terms of that certain Master Settlement Agreement and Restructuring Support Agreement dated as of January 24, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Settlement Agreement”), TECO has agreed to enter into this Agreement with the Transferees ;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Credit Documents (as defined below). As used herein, the terms below shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified. When used with respect to any Company, “Affiliate” shall include each partner and any affiliate of any partner (other than such Company).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Companies” is defined in the introductory paragraph of this Agreement.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Credit Documents” shall mean the UPP Credit Documents and Gila River Credit Documents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Plan” shall mean (a) any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by the Companies or any member of their respective Controlled Groups, or to which any of them contributes or is obligated to contribute, for its employees, and (b) each other bonus, deferred compensation, severance or termination pay, supplemental unemployment, profit sharing or other fringe benefit plan, program or arrangement applicable to TECO Project Employees.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

“Gila River Credit Documents” means the Credit Documents as defined in the Gila River Credit Agreement.

“Governmental Authority” shall mean any federal, state, local or foreign government, court of competent jurisdiction, or other regulatory, administrative or governmental agency, authority or instrumentality.

“Intellectual Property” shall mean all patents, trademarks, tradenames, service marks, copyrights, software, domain names, or registrations or pending applications thereto, and any other such rights or adequate licenses therein that are owned or licensed for use by the Companies, or in which the Companies have any rights or obligations, or are bound in any way.

“Knowledge” shall mean, (i) with respect to a named individual, the actual knowledge of such individual after reasonable inquiry of those individuals likely to have knowledge of the relevant facts and those individuals likely to have knowledge of the Disclosed Information (as defined in Section 2.8) or (ii) with respect to an entity, the actual knowledge of an officer or director of such entity after reasonable inquiry of those individuals likely to have knowledge of the relevant facts and those individuals likely to have knowledge of the Disclosed Information.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, option, right of first refusal, or easement or encumbrance of any kind, whether or not filed, recorded, or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), operations (financial or otherwise), earnings, business or assets of any Company, whether or not occurring in the ordinary course of business; provided, however, that Material Adverse Effect shall exclude any change or effect due to (a) the negotiation, execution, announcement of this Agreement and the transfer of the Interests to the Transferees contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or distributors, (b) any action taken by TECO or any of its representatives or Affiliates that is expressly required by the terms of this Agreement or expressly permitted by the terms of this Agreement, (c) the general state of the electric power generating industry, except for such effects that disproportionately affect any Company, (d) general economic conditions, except for such changes or effects which disproportionately affect any Company, and (e) any matters as and to the extent described in Schedule 1.1 of the Disclosure Schedule hereto.

“Organizational Documents” shall mean, with respect to any Company or the Union Finance Subsidiary, the certificate of formation or limited partnership, and partnership agreement or limited liability company agreement of such Company or the Union Finance Subsidiary, as applicable, and all amendments thereto.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, or consents or orders of, any Governmental Authority, whether foreign, federal, state or local, required for conduct of the business of the Companies, or the operation of the Facilities or the ownership of the assets of the Companies.

“Permitted Liens” shall mean any Liens granted pursuant to the Credit Documents.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Senior Executives” shall mean the Senior Vice President and General Counsel, the Executive Vice President and Chief Financial Officer, and the Vice President and Treasurer of TECO, as of the date of this Agreement.

“Tax(es)” shall mean any and all taxes, charges, levies, impositions, tariffs, duties, fees or other assessments of any kind (together with any and all interest, penalties, additions to tax or additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Authority, including, without limitation, income, service, license, net worth, payroll, employment, unemployment, workers’ compensation, withholding, retirement, social security, sales, use, value-added, excise, franchise, gross receipts, profits, capital stock, compensation, occupation, real and personal property, ad valorem, environmental, stamp, transfer and recording taxes, and shall include any liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor, by contract or otherwise.

“TECO Project Employees” shall mean each employee of TECO or any affiliate thereof who works for or whose primary duties involve performance of services for the Companies or a Facility.

“Union Finance Subsidiary” shall mean UPP Finance Co., LLC, a Delaware limited liability company.

“UPP Credit Documents” means the Credit Documents as defined in the UPP Credit Agreement.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and shall be counted from the day immediately following the date from which such number of days are to be counted.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF TECO

In connection with the transactions contemplated by the Settlement Agreement TECO hereby makes the following representations and warranties to the Transferees, except as otherwise set forth in the disclosure schedule (the “Disclosure Schedule”) attached hereto as Exhibit A, which contains schedules numbered to correspond to various sections of this Article II (each a “Schedule”) that set forth certain exceptions to the representations and warranties contained in this Article II and certain other information called for by this Agreement. The inclusion of any matter on any Schedule shall not be deemed to be an admission (a) as to the materiality of such matter or (b) that such disclosure is required.

2.1 Organization. TECO is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its formation. TECO has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

2.2 Authorization. TECO has the requisite power, capacity and authority to, and has taken all action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations contained herein. This Agreement has been duly executed and delivered by TECO and is a valid and binding obligation of TECO, enforceable against TECO in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

2.3 No Conflict or Violation. None of the execution, delivery and performance of this Agreement, compliance with any of the provisions hereof or the consummation of the transactions contemplated hereby by TECO will result in (a) a violation of or a conflict with the articles of incorporation or by-laws of TECO (b) a violation by TECO of any applicable Laws.

2.4 Compliance with Law. Except as otherwise would not reasonably be expected to have a Material Adverse Effect, none of the Companies or the Union Finance Subsidiary has violated, and each Company and the Union Finance Subsidiary is in compliance with, (a) all applicable laws, statutes, ordinances, regulations, decrees, rules and orders of every Governmental Authority and (b) any judgment, decision, decree or order of, or Permit issued by, any Governmental Authority ((a) and (b), collectively, “Laws”). Except as otherwise would not reasonably be expected to have a Material Adverse Effect, none of the Companies or the Union Finance Subsidiary has received any written notice that remains unresolved to the effect that, and TECO does not have any knowledge that, (i) such Company or the Union Finance Subsidiary is not currently in compliance with, or is in violation of, any applicable Laws or (ii) any Governmental Authority has any intention to conduct any investigation or proceeding or any investigation or proceeding by any Governmental Authority is pending or threatened.

2.5 Taxes. Each of the Companies and the Union Finance Subsidiary is, and has been since its formation, disregarded as an entity separate from its owner for federal and state income tax purposes. None of the Companies or the Union Finance Subsidiary is (i) liable for any Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor, by contract or otherwise or (ii) a party to any Tax sharing, indemnity, allocation or similar agreement. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code or of any other provision of Law.

2.6 Employees and Employee Benefits.

(a) Remuneration.

(i) Schedule 2.6(a)(i) sets forth a list of all TECO Project Employees, their salaries, wage rates, commissions and bonuses, applicable ERISA Plans, positions, status as full-time or part-time, location of employment, accrued vacation or paid time off and length of service, as well as whether such TECO Project Employee is currently on leave and the reason for such leave (disability, workers’ compensation, parental leave or other approved leave) and their expected date of return to work, if known.

(ii) Except as described on Schedule 2.6(a)(ii), the consummation of the transactions contemplated by this Agreement will not (i) entitle any TECO Project Employee to severance benefits or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any TECO Project Employee.

(b) ERISA. Each ERISA Plan applicable to TECO Project Employees complies in all material respects with the requirements of ERISA, the Code and all applicable laws. The Companies have no liability with respect to any ERISA Plan, contingent or otherwise, under ERISA, the Code, any other applicable law or pursuant to any contractual agreement other than liability for normal intercompany payments to reimburse TECO for advances made to ERISA Plans to cover expenses associated with TECO Project Employees.

(c) Labor Matters.

(i) The terms of the TECO Project Employees employment are not subject to any collective bargaining agreement or other labor contract, nor are there any activities or proceedings of any labor union to organize any of the TECO Project Employees. The TECO Project Employees have not instituted a strike or other organized work stoppage.

(ii) With respect to the TECO Project Employees the employers of the TECO Project Employees have complied in all material respects with all terms and conditions of employment and all applicable laws relating to employment including, employee health and safety, fair employment practices, human rights, pay equity and wages and hours, and the Companies have no potential liability as a successor employer for any violations of applicable laws governing employment of the TECO Project Employees, including with respect to any claims or investigations alleging employment discrimination or unfair labor practices.

(d) Project Employees. None of the Companies or the Union Finance Subsidiary has any employees.

2.7 Intellectual Property. No Company has received any notice of any material infringement, impairment, dilution, misappropriation, or other unauthorized use by any Company or the Union Finance Subsidiary of any other person’s Intellectual Property.

2.8 Full Disclosure. To the Knowledge of TECO, no statement, representation or warranty made by TECO in this Agreement or in any certificate, schedule or other document furnished or to be furnished to the Administrative Agent, the Banks or any Transferee hereunder or otherwise in connection with the transfer of the Interests to the Transferees (collectively, the “Disclosed Information”) contains, or when so furnished will contain, any untrue statement of a material fact (a “Section 2.8 Untrue Statement”), or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading (a “Section 2.8 Necessary Fact”). To the Knowledge of TECO, there is no fact which TECO has failed to disclose to the Administrative Agents, the Banks and the Transferees in writing which has had or would reasonably be anticipated to have a Material Adverse Effect (a “Section 2.8 Fact”).

2.9 Sufficiency of Assets. The Companies own good and marketable title, free and clear of all Liens (other than Permitted Liens and Liens otherwise permitted by the Credit Documents), or a valid leasehold interest to, all material property and assets (tangible and intangible) used by the Companies in the operation of their businesses. The Companies own or have the valid right to use all of those assets (personal, tangible and intangible) used in connection with the ownership and operation of their respective businesses during the twelve months prior to the date hereof and will enable Transferees to own and operate the Companies’ respective businesses in a manner consistent, in all material respects, with the manner in which they were operated by and conducted by the Companies prior to and as of the date hereof.

2.10 Senior Executives’ Knowledge of Breach. TECO hereby confirms that none of the Senior Executives listed on Schedule 2.10 have any Knowledge of any fact or circumstance that would give rise to a breach of any such representation or warranty of TECO set forth in this Article II.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREES

Each Transferee hereby makes the following representations and warranties as of the date hereof:

3.1 Organization. Such Transferee is duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization. Such Transferee has the requisite limited liability company power, capacity and authority to, and has taken all limited liability company action necessary on its part to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, and no other proceedings on the part of such Transferee are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Transferee and is a valid and binding obligation of such Transferee, enforceable against such Transferee in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

3.3 No Conflict or Violation. None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof or thereof by such Transferee will result in (a) a violation of or a conflict with any provision of the Transferee Organizational Documents or (b) a violation by such Transferee of any applicable Law.

ARTICLE IV.

SURVIVAL; INDEMNIFICATION

4.1 Survival Period. All representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement until the date that is eighteen (18) months after the date of this Agreement (the “Survival Period”). The parties agree that no claims or causes of action may be brought against TECO, on the one hand, or the Transferees, on the other hand, based upon, directly or indirectly, any of the representations or warranties of the parties contained in this Agreement after the Survival Period or any termination of this Agreement. The parties expressly acknowledge and agree that the provisions of this Section 4.1 are intended to shorten the statute of limitations with respect to the breach by either party of any of its representations and warranties set forth in this Agreement.

4.2 Indemnification.Subject to the terms, conditions and limitations set forth in this Article IV, from and after the date of this Agreement:

(a) TECO shall defend, indemnify and hold harmless the Transferees from and against any actual out-of-pocket costs or expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, claims and damages (collectively, “Losses”) that are imposed on the Transferees arising out of (i) a breach of any representation or warranty set forth in Article II hereof, (ii) any privileges tax or so-called “speculative builder tax” imposed on or attempted to be imposed on the transfer of the Gila River partnership interests or the Gila River Facility to the Transferees, and (iii) any shareholder class action lawsuit filed against TECO that specifically relates to TECO’s public disclosures with regard to its investments in the Projects, including, but not limited to, the lawsuits listed on Schedule 4.2(a).

(b) The Transferees shall defend, indemnify and hold harmless TECO from and against any actual Losses that are imposed on TECO arising out of a breach of any representation or warranty set forth in Article III hereof.

4.3 Indemnification Procedures. All claims for indemnification by any party entitled to indemnification under Article IV (an “Indemnified Party”) based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 4.3. In the event that any claim or demand by a third party for which a party (the “Indemnifying Party”) may be required to indemnify the Indemnified Party hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible as well as the basis, in reasonable detail, of why the Indemnified Party believes that it is entitled to indemnification hereunder (the “Claim Notice”). The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party acknowledges its obligations under this Article IV and elects to defend the Indemnified Party against such Claim; and prior to such time as it has been notified by the Indemnifying Party as to its intention, the Indemnified Party shall take all reasonable actions to preserve its defenses. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses shall be a liability of the Indemnifying Party hereunder but shall not be subject to the limitations set forth in Section 4.4 hereof. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control the defense of such Claim, and in such case may, without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld) settle or compromise such action or consent to the entry of any judgment. The amount required to be paid in respect of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 4.4. The Indemnified Party will give the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents within the possession of the Indemnified Party or its Affiliates, and shall permit them to consult with the counsel and other advisors of the Indemnified Party. The Indemnified Party, if requested by the Indemnifying Party, shall cooperate and assist in the defense of all such Claims at the expense of the Indemnifying Party. Notwithstanding anything in this Section 4.3 to the contrary, any indemnification claims made pursuant to Section 4.2(a)(ii) hereof shall be paid within five (5) business days of the receipt by TECO of written documentation to the reasonable satisfaction of TECO evidencing the payment by the Transferees or the Banks of any privileges tax or so-called “speculative builder tax” relating to the transfer of the Gila River Partnership Interests or the Gila River Facility for a period prior to the date of this Agreement. Any such indemnification payment made pursuant to Section 4.2(a)(ii) or the immediately preceding sentence of this Section 4.3 shall not be subject to the limitations of liability pursuant to Section 4.4(b) hereof.

4.4 Limitation of Liability.

(a) Anything in this Agreement to the contrary notwithstanding (other than the last two sentences of Section 4.3), the liability of the Indemnifying Party to indemnify the Indemnified Party against any Losses shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party written notice thereof at or prior to the applicable survival date as set forth in Section 4.1, except for indemnification claims made pursuant to Section 4.2(a)(ii) and (iii) hereof which shall not be subject to such limitation. The written notice referred to in the previous sentence must state the basis of the claim for indemnification with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached.

(b) In no event shall TECO, on the one hand, or the Transferees, on the other hand, be liable for indemnification pursuant to Section 4.2(a)(i) unless and until the aggregate of all Losses which are incurred or suffered by the party seeking indemnification exceeds ONE MILLION DOLLARS ($1,000,000) (the “Threshold Amount”), in which case such party shall only be entitled to indemnification for such Losses in excess of the Threshold Amount; provided, however, that:

(i) Except as provided in Section 4.4(d), TECO shall not be required to make payments for indemnification pursuant to Section 4.2(a)(i) in an aggregate amount in excess of TEN MILLION DOLLARS ($10,000,000); and

(ii) Transferees shall not be required to make payments for indemnification pursuant to Section 4.2(b) in an aggregate amount in excess of TEN MILLION DOLLARS ($10,000,000).

(c) Notwithstanding anything to the contrary in this Agreement, neither party shall be liable for any Losses to the extent that the Losses suffered by an Indemnified Party result from the gross negligence or willful misconduct of such Indemnified Party or any of its officers, employees, agents or representatives, or the failure to mitigate Losses as required by applicable law.

(d) Notwithstanding anything to the contrary in this Agreement, any payments made by TECO for Losses actually incurred by the Transferees, resulting from (i) a breach of the representations and warranties contained in Section 2.8 (Full Disclosure), which claim of breach is based upon a Section 2.8 Untrue Statement, a Section 2.8 Necessary Fact, or a Section 2.8 Fact of which (x) as to a Section 2.8 Necessary Fact, or a Section 2.8 Fact any of the Senior Executives had Knowledge as of the date hereof or (y) as to a Section 2.8 Untrue Statement any of the Senior Executives had Knowledge that such statement was untrue as of the date hereof or (ii) breaches of representations and warranties contained in Section 2.6 (Employees and Employee Benefits), shall not be subject to the limitations of liability set forth in Section 4.4(b).

(e) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall be computed net of (i) payments that the Indemnified Party is entitled to receive under any insurance policy with respect to such Losses, or (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses; provided that an Indemnified Party shall be entitled to apply all such amounts under clauses (i) and (ii) first to the payment of Losses that are not paid to, or that are payable by, the Indemnified Party under this Agreement.

4.5 Other Matters.

(a) Other than as expressly set forth herein, if the Closing shall occur, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of TECO, on the one hand, and the Transferees, on the other hand, for any breach of any representations or warranties made by the other party in this Agreement and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article IV.

(b) There shall be no indemnification by TECO or Transferees for any special, incidental, punitive or consequential damages (except to the extent incurred by an Indemnified Party with respect to a third party Claim).

(c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IV, and after the Indemnified Party has first recovered any Losses not paid or payable by the Indemnifying Party under this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

ARTICLE V.

MISCELLANEOUS

5.1 Assignment. None of this Agreement or any of the rights or obligations hereunder may be assigned by TECO without the prior written consent of the Transferees. TECO agrees to the assignment by the Transferees of their respective rights pursuant to this Agreement at any time to any Person, or to any lender as collateral security, and TECO and TECO agrees to execute any and all appropriate agreements or instruments that the Transferees or the Agent may reasonably request in order to effect or evidence such assignment or consent, provided that no such assignment or agreement imposes any additional material obligations on TECO or its or their Affiliates (other than the Companies), or results in any material changes to the transactions contemplated by this Agreement.

5.2 Notices. All notices, consents, waivers, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; if transmitted by facsimile, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to TECO,

TECO Energy, Inc.

702 North Tampa Street

Tampa, Florida 33602

Attention: General Counsel

Tel: (813) 228-4111

Fax:(813)228-4811

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Sheldon S. Adler, Esq.

Tel: (212) 735-3000

Fax: (212) 735-2000

If to a Transferee after the Closing, addressed to such Transferee c/o:

Entegra Power Group LLC

702 North Franklin Street

Tampa, Florida 33602

Attention: Jerry Coffey

Tel: (813) 228-4433

Fax: (813) 228-4300

With a copy to:

Citigroup Global Markets

Global Corporate & Investment Bank

388 Greenwich Street, 21st Floor

New York, New York 10013

Attention: Charles E. Tauber

Tel: (212) 816-7495

Fax: (212) 816-7738

and with copies to:

Dewey Ballantine LLP

1301 Avenue Americas

New York, New York 10019

Attention: Richard Shutran

Tel: (212) 259-8000

Fax: (212) 259-6333

Latham & Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Ronald W. Hanson

Tel: (312) 876-7700

Fax: (312) 993-9767

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

5.3 Choice of Law; Service of Process; Venue. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, other than Sections 5-1401 and 5-1402 of the General Obligations law of the State of New York. TECO and each Transferee irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the registered or certified mailing of copies of such process to such party at the addresses specified in Section 4.2. Each of the parties hereto consents and voluntarily submits to personal jurisdiction in the State of New York and in the courts in such state located in New York County and the United States District Court for the Southern District of New York in any proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees that all claims in respect of any such proceeding may be heard and determined in any such court. Each party agrees that any action instituted against another party with respect to this Agreement will be instituted exclusively in the United States District Court for the Southern District of New York or, if such Court does not have jurisdiction to adjudicate such action, in the courts of New York located in New York County. Each party hereto irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement in the United States District Court for the Southern District of New York and the courts of the State of New York located in New York County. Each party agrees that a final judgment, subject to appeal rights, in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

5.4 Effectiveness; Entire Agreement; Amendments and Waivers. This Agreement shall become effective on the parties hereto when all parties hereto have executed and delivered this Agreement. Except as set forth in the prior sentence, no amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto indicating their intention to amend this Agreement. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of any right, power or privilege under this Agreement, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such waiver in writing. In addition, no notice to or demand on one party will be deemed a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

5.7 Titles; Currency; Schedules. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references contained in this Agreement to dollars or “$” will mean United States Dollars.

5.8 Representation of Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

5.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and any of their respective assigns pursuant to Section 5.1 hereto. Except for Administrative Agents, which are expressly intended to be third party beneficiaries of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

5.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

ENTEGRA POWER GROUP LLC, as a Transferee

By:
Name:
Title:

UNION POWER LLC, as a Transferee

By:
Name:
Title:

GILA RIVER POWER LLC, as a Transferee

By:
Name:
Title:

TRANS-UNION PIPELINE LLC, as a Transferee

By:
Name:
Title:

TECO ENERGY, INC.

By:
Name:
Title:

EXHIBIT A

DISCLOSURE SCHEDULE

[INCLUDED IN SEPARATE DOCUMENT]